UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 1, 2016

MidWestOne Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Commission file number 001-35968

Iowa	42-1206172
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)
102 South Clinton Street
Iowa City, Iowa 52240
(Address of principal executive offices, including zip code)
(319) 356-5800
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On February 1, 2016, Gary J. Ortale announced his intent to retire as Executive Vice President and Chief Financial Officer of MidWestOne Financial Group, Inc. (the "Company"), effective as of the close of business on August 31, 2016.
Mr. Ortale has been with the Company and its subsidiary, MidWestOne Bank (the "Bank"), since 1987, serving in his current position since May 2009. Prior to May 2009, he served as the Company's Interim Chief Financial Officer after the retirement of the Company's previous Chief Financial Officer in December 2008, and acted as the Company's Senior Vice President and Chief Risk Officer immediately after the consummation of the Company's merger with the former MidWestOne Financial Group, Inc. in March 2008. Prior to the Company's March 2008 merger, Mr. Ortale was the Senior Vice President and Chief Financial Officer of the Company's subsidiary bank and was the Company's Treasurer.
Mr. Ortale will continue to be eligible to receive his vested benefits under the Company's tax-qualified and non-qualified retirement plans, welfare benefit plans and other incentive plans, subject to and in accordance with the terms of each such plan.
(c) On February 1, 2016, the Company announced that Katie A. Lorenson, age 35, will assume the position of Senior Vice President and Chief Financial Officer of the Company, upon the retirement of Mr. Ortale on August 31, 2016 (the "transition date"). Ms. Lorenson joined the Company on May 1, 2015, upon consummation of the Company's merger with Central Bancshares, Inc. She currently serves as a Vice President of the Company, and has acted as the Senior Vice President and Chief Financial Officer of Central Bank, the Company's subsidiary subsequent to the merger with Central Bancshares, since 2011. Prior to joining Central, Ms. Lorenson was a Manager with McGladrey in the Financial Institutions practice, where she gained nearly 10 years of experience serving community banks in audit and accounting matters as well as mergers, acquisitions, and FDIC loss share accounting and best practices. Ms. Lorenson received her bachelor's degree in accounting from Minnesota State University Moorhead and is a Certified Public Accountant.
In connection with her promotion, the Company and Ms. Lorenson executed a written employment agreement, the form of which is substantially similar to the employment agreements entered into with other officers of the Company. The new agreement replaces the change in control agreement between the Company and Ms. Lorenson effective May 1, 2015, and provides for an annual base salary of $200,000 through the transition date, minimum annual target incentive award opportunities and certain employee and fringe benefits. Following the transition date the annual base salary will increase to $215,000. The foregoing description of the employment agreement between the Company and Ms. Lorenson is qualified in its entirety by the text of the employment agreement, attached hereto as Exhibit 10.1.
There are no family relationships between Ms. Lorenson and any of the Company's directors or executive officers. There is no arrangement or understanding between Ms. Lorenson and any other person pursuant to which she was selected as an officer, nor are we aware, after inquiry of Ms. Lorenson, of any related-person transaction or series of transactions required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as ammended.
Item 7.01.    Regulation FD Disclosure.
Attached and incorporated by reference as Exhibit 99.1 is a copy of the Company's press release dated February 2, 2016, announcing Mr. Ortale's retirement and the subsequent appointment of Ms. Lorenson to serve as Senior Vice President and Chief Financial Officer.
The information furnished in this report under this Item 7.01 including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.
Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits. The following exhibits are filed herewith:

10.1	Employment Agreement dated February 1, 2016, between MidWestOne Financial Group, Inc. and Katie Lorenson.

99.1    MidWestOne Financial Group, Inc. Press Release dated February 2, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWESTONE FINANCIAL GROUP, INC.

Dated:	February 2, 2016	By:	/s/ GARY J. ORTALE
Gary J. Ortale
Executive Vice President and Chief Financial Officer